Exhibit 5(a)

CMS Wistrand Advokatbyrå Stockholm KB Visiting address: Jakobsbergsgatan 24 P.O. Box 7543 SE-103 93 Stockholm, Sweden T +46 8 50 72 00 00	Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) Fleminggatan 20 SE-112 26 STOCKHOLM Sweden
Stockholm, 12 March 2026 12796-618B UF/EH

Ladies and Gentlemen,

We have acted as Swedish counsel to Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation), a Swedish limited liability company (the “Company”) in connection with the Company’s offering of US$1,500,000,000 aggregate principal amount of the Company’s Medium Term Notes, Series H, 3.625 per cent. Notes due 12 March 2029 (the “Notes”) pursuant to a registration statement on Form F-3, as amended as of its most recent effective date of 5 March 2026 (insofar as it relates to the Notes, the “Registration Statement”); the related prospectus dated 2 November 2023 (the “Prospectus”); the supplement to the Prospectus dated 2 November 2023, and the pricing supplement related to the Notes dated 5 March 2026 (the “Pricing Supplement”). The Notes were issued in accordance with the provisions of an indenture, dated as of 15 August 1991 (the “1991 Indenture”), as supplemented by a first supplemental indenture dated as of 2 June 2004 (the “First Supplemental Indenture”); a second supplemental indenture dated as of 30 January 2006 (the “Second Supplemental Indenture”); a third supplemental indenture dated as of 23 October 2008 (the “Third Supplemental Indenture”; a fourth supplemental indenture dated 8 March 2010 (the "Fourth Supplemental Indenture"); a fifth supplemental indenture dated 3 November 2020 (the “Fifth Supplemental Indenture”), and a sixth supplemental indenture dated 2 November 2023 (the “Sixth Supplemental Indenture” and, together with the First Supplemental Indenture; the Second Supplemental Indenture; the Third Supplemental Indenture; the Fourth Supplemental Indenture, and the Fifth Supplemental Indenture, the “Supplements”), each between the Company and The Bank of New York Mellon Trust Company, N.A. (in part, as successor in interest to J.P. Morgan Trust Company, N.A. and The First National Bank of Chicago), which serves as the trustee thereunder (the “Trustee”). The 1991 Indenture and the Supplements are herein referred to together as the “Indenture”.

CMS Locations: Aberdeen, Abu Dhabi, Amsterdam, Antwerp, Barcelona, Beijing, Belgrade, Bergen, Berlin, Bogotá, Bratislava, Brisbane, Bristol, Brussels, Bucharest, Budapest, Casablanca, Cologne, Cúcuta, Dubai, Dublin, Duesseldorf, Edinburgh, Frankfurt, Funchal, Geneva, Glasgow, Gothenburg, Hamburg, Hong Kong, Istanbul, Johannesburg, Kyiv, Leipzig, Lima, Lisbon, Liverpool, Ljubljana, London, Luanda, Luxembourg, Lyon, Madrid, Manchester, Maputo, Mexico City, Milan, Mombasa, Monaco, Munich, Muscat, Nairobi, Oslo, Paris, Podgorica, Poznan, Prague, Reading, Rio de Janeiro, Riyadh, Rome, Santiago de Chile, São Paulo, Sarajevo, Shanghai, Sheffield, Singapore, Skopje, Sofia, Stavanger, Stockholm, Strasbourg, Stuttgart, Tel Aviv, Tirana, Vienna, Warsaw, Zagreb and Zurich.

In connection with the foregoing, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this letter, including the following:

A.	the articles of association (Sw. bolagsordning) of the Company adopted on 28 April 2014 and approved by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) as of 3 July 2014;

B.	the certificates of registration (Sw. registreringsbevis) for the Company, issued by the Swedish Companies Registration Office (Sw. Bolagsverket) dated 1 November 2023 and 11 March 2026, respectively, showing relevant entries in the Swedish Companies Register (Sw. bolagsregistret);

C.	copies of the 1991 Indenture and the Supplements, filed with the United States Securities and Exchange Commission (the “Commission”) and incorporated by reference into the Registration Statement as exhibits thereto;

D.	copies of minutes from meetings of the Board of Directors of the Company when the 1991 Indenture and the Supplements were authorised;

E.	a certificate from Karl Johan Bernerfalk, Secretary to the Board of Directors of the Company, dated 1 November 2023, confirming that the Board of Directors of the Company on 18 October 2023 resolved to approve the Registration Statement and thereto related documents;

F.	copies of internal delegation instructions of the Company, relevant in relation to the issue of the Notes;

G.	a copy of the power of signature book valid from 1 February 2026 issued by Lennart Jacobsen, Chairman of the Board of Directors of the Company, and Magnus Montan, CEO of the Company;

I.	a copy of the agency agreement, dated as of 2 November 2023, between the Company and the agents named therein;

J.	a copy of the terms agreement, dated as of 5 March 2026, between the Company and Citigroup Global Markets Europe AG, Deutsche Bank Aktiengesellschaft, HSBC Bank plc, SEB Securities, Inc and TD Global Finance unlimited company;

K.	the terms of the Notes as set out in the Pricing Supplement, and

L.	a facsimile copy of the master global note, including the rider thereto, representing the Company’s Medium-Term Notes, Series H, as executed by the Company and authenticated by the Trustee.

Page 2 (5)

For the purposes of this letter we have, except as set out herein, made no examination of the files or records of any company or any governmental or regulatory agency or authority or any other entity or person nor have we examined any other documents or instrument than those explicitly set out herein.

Based on the foregoing, it is our opinion that under Swedish law as in force at the date hereof:

1.	The Company is a limited liability company duly organised and validly existing under the laws of Sweden and, based on a telephone enquiry with the District Court of Stockholm (Sw. Stockholms tingsrätt) and a search at the Swedish Companies Registration Office, which enquiry and search are not conclusive, the Company is not in liquidation (Sw. likvidation) or bankruptcy (Sw. konkurs) and to the best of our knowledge (without having made any specific enquiry save for the search at the Swedish Companies Registration Office) no steps have been taken or are being taken to wind up (Sw. likvidera) the Company.

2.	Each of (i) the 1991 Indenture; (ii) the First Supplemental Indenture; (iii) the Second Supplemental Indenture; (iv) the Third Supplemental Indenture; (v) the Fourth Supplemental Indenture; (vi) the Fifth Supplemental Indenture, and (vii) the Sixth Supplemental Indenture has been duly authorised and executed by the Company, and each of the 1991 Indenture; the First Supplemental Indenture; the Second Supplemental Indenture; the Third Supplemental Indenture; the Fourth Supplemental Indenture; the Fifth Supplemental Indenture, and the Sixth Supplemental Indenture is a valid and legally binding instrument of the Company enforceable in accordance with its terms under the laws of Sweden.

3.	The issuance and execution by the Company of the Notes have been duly authorised by all necessary corporate action of the Company; the Notes have been duly executed by the Company under the laws of Sweden, and the Notes constitute valid and legally binding unsecured general obligations of the Company enforceable in accordance with their terms under the laws of Sweden and are entitled to the benefit of the Indenture.

4.	The Company possesses the corporate power to issue the Notes and to perform its obligations under the Indenture.

In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates and statements of officers of the Company and of public officials and we have further assumed the genuineness of all signatures on all documents and the completeness and conformity to original documents of all copies submitted to us and that any resolutions passed at any meetings of the Board of Directors of the Company, and all other authorisations, powers and authorities produced to us, remain in full force and effect and have not been revoked, superseded or varied. Nothing in this opinion must be taken as indicating that the obligations discussed herein would be enforceable prior to other unsecured general obligations of the Company.

Page 3 (5)

We express no opinion whatsoever as to the laws of any jurisdiction other than Sweden and have assumed that there is no provision of any law of any jurisdiction (other than Sweden) which would have any implication on the opinions expressed above. Further, we have assumed that any document or obligation governed by laws other than those of Sweden is (or, in respect of documents or obligations governed in part by laws other than those of Sweden and in part by the laws of Sweden, such as the Indenture, the portions thereof that are governed by laws other than those of Sweden are) under such laws legal, valid, binding and enforceable and that all documents have been duly authorised and duly executed by all parties thereto (other than the Company).

The opinions expressed above are subject to the qualification that the enforcement of any agreement, guarantee or instrument may be limited by bankruptcy, insolvency, liquidation, reorganisation, resolution, limitation, moratorium, stay and other laws of general application regarding or affecting the rights of creditors generally and general equitable principles. Without limiting the generality of the foregoing, the enforcement of any agreement, guarantee or instrument may be limited or affected by the application of Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014 (as amended, supplemented or replaced, including without limitation by Directive (EU) 2019/879), establishing a framework for the recovery and resolution of credit institutions and investment firms as implemented in Sweden pursuant to inter alia the Swedish Resolution Act (Sw. lag (2015:1016) om resolution) (together, the "BRRD Legislation"), including but not limited to in respect of debt write-down tools within the BRRD Legislation pursuant to which claims under the Notes, if the Company in the future again were to be assessed to be subject to being managed through resolution, may be written down, converted or stayed (or the maturity, interest rate or interest payment date for the Notes may be amended or changed).

This opinion is rendered in Sweden and shall be governed by and construed in accordance with Swedish law.

We hereby consent to the filing of this opinion as Exhibit 5(a) to the Company’s Report on Form 6-K dated 12 March 2026, without thereby admitting that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission issued thereunder, nor that we are “experts” under the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Page 4 (5)

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CMS WISTRAND ADVOKATBYRÅ STOCKHOLM KB

/s/ Ulf Forsman	/s/ Erik Hygrell
Ulf Forsman	Erik Hygrell

Page 5 (5)